EXHIBIT 99.1

Yodlee Announces Third Quarter 2015 Financial Results

  Total revenue of $28.6 million grew 23% year-over-year
  Subscription revenue of $25.3 million grew 28% year-over-year
  Adjusted EBITDA of $3.4 million for the third quarter
  Signed a top 5 brokerage and a top 20 wealth manager in Q3

REDWOOD CITY, Calif., Nov. 9, 2015 (GLOBE NEWSWIRE) -- Yodlee, Inc. (Nasdaq:YDLE), a leading cloud-based financial platform powering dynamic innovation in digital financial services, today announced its third quarter 2015 results for the period ended September 30, 2015.

"Our third quarter results were highlighted by subscription revenue growth of 28% and adjusted EBITDA growth of 83%, which resulted in record margins. Yodlee continues to grow driven by continued success powering the digital transformation of some of the world's leading financial institutions including banks, wealth managers and Internet innovators," said Anil Arora, Chief Executive Officer of Yodlee. "The addition of new customers in wealth management underscores the positive response Yodlee customers have had to the news that Yodlee reached a definitive agreement to merge with Envestnet Inc., a leading provider of unified wealth management technology and services to financial advisors during the third quarter."

Revenue

  Total revenue was $28.6 million, an increase of 23% compared to the third quarter of 2014.
  Subscription revenue was $25.3 million, an increase of 28% compared to the third quarter of 2014.
  Professional services revenue was $3.3 million, down from $3.4 million in the third quarter of 2014.
  Average revenue per user for the third quarter is $4.64 including growth in paid users to 21.3 million.

Operating Income (Loss)

  GAAP operating loss was ($2.8) million, compared to an operating loss of ($1.0) million in the third quarter of 2014.
  Non-GAAP operating income was $2.0 million, compared to an operating income of $0.8 million in the third quarter of 2014.

Net Income (Loss)

  GAAP net loss was ($3.2) million, compared to ($1.6) million for the third quarter of 2014. GAAP net loss per share was ($0.11), based on 30.5 million basic weighted average common shares outstanding, compared to a GAAP net loss per share of ($0.21) for the third quarter of 2014, based on 7.7 million basic weighted average common shares outstanding.
  Non-GAAP net income was $1.6 million, compared to a net income of $0.2 million in the third quarter of 2014. Non-GAAP net income per share was $0.05, based on 33.0 million basic weighted average common shares outstanding. Non-GAAP net income per share was $0.01 for the third quarter of 2014, based on 31.0 million basic weighted average common shares outstanding.

For the third quarter of 2014, the non-GAAP earnings per share calculation assumes conversion of our convertible preferred stock to common stock and sale of our common stock in an IPO at the beginning of the period.

Adjusted EBITDA

  Adjusted EBITDA was $3.4 million, compared to $1.8 million in the third quarter of 2014.

Balance Sheet and Cash Flow

  Cash and cash equivalents at September 30, 2015 totaled $73.1 million.
  Cash flow used in operations was ($0.6) million for the year-to-date period ending Septermber 30, 2015. This compares to cash flow from operations of $0.6 million for the year-to-date period ending September 30, 2014.

A reconciliation of GAAP to non-GAAP financial measures has been provided in this press release in the accompanying tables. An explanation of these measures is also included below under the heading "Non-GAAP Financial Measures."

Pending Merger with Envestnet, Inc.

A special meeting of stockholders is scheduled to take place on November 19, 2015 at 10:00 a.m. California time. The meeting will be held at Yodlee's headquarters at 3600 Bridge Parkway, Suite 200, Redwood City, CA 94065. All stockholders of record of Yodlee's common stock as of the close of business on October 12, 2015, will be entitled to vote their shares either in person or by proxy at the stockholder meeting.

About Yodlee

Yodlee (NASDAQ:YDLE) is the Platform for Financial Innovation. More than 950 companies globally, including 12 of the top 20 U.S. financial institutions, rely on Yodlee to power personalized financial apps and services for millions of consumers driving retention, engagement, and revenue. Leveraging the industry's largest data platform, Yodlee also delivers real-time insight into consumer behaviors to create more dynamic interactions – anywhere, anytime, on any device.

Yodlee is headquartered in Redwood City, California. For more information, visit www.yodlee.com.

Non-GAAP Financial Measures

To supplement Yodlee's financial information presented in accordance with generally accepted accounting principles in the United States, or GAAP, Yodlee considers certain financial measures that are not prepared in accordance with GAAP, including non-GAAP operating income (loss), non-GAAP net income (loss) and adjusted EBITDA.

Yodlee defines non-GAAP operating income (loss) as operating income (loss) before provision for stock-based compensation expense, merger-related expenses, and non-routine legal expense, Yodlee defines non-GAAP net income (loss) as net income (loss) before provision for stock-based compensation expense, merger-related expenses, and non-routine legal expense, and Yodlee defines adjusted EBITDA as net income (loss) before provision for (benefit from) income taxes; other (income) expense, net; depreciation and amortization; stock-based compensation expense, merger-related expenses, and non-routine legal expense.

Yodlee believes that non-GAAP operating income (loss), non-GAAP net income (loss) and adjusted EBITDA, each a non-GAAP financial measure, provide investors and other users of its financial information consistency and comparability with its past financial performance and facilitates period-to-period comparisons of operations. Yodlee believes that these non-GAAP measures are useful in evaluating its operating performance compared to that of other companies in its industry, as these metrics generally eliminate the effects of certain items that may vary for different companies for reasons unrelated to overall operating performance. Yodlee uses non-GAAP operating income (loss), non-GAAP net income (loss) and adjusted EBITDA in conjunction with traditional GAAP measures as part of its overall assessment of its performance, including the preparation of its annual operating budget and quarterly forecasts, to evaluate the effectiveness of its business strategies and to communicate with its board of directors concerning its financial performance.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

Yodlee has not provided a reconciliation of adjusted non-GAAP operating income (loss) to GAAP operating income (loss), non-GAAP net income (loss) to GAAP net income (loss) or non-GAAP net income (loss) per share to GAAP net income (loss) per share for future periods because the Company does not provide guidance for stock-based compensation, which is the reconciling item between those non-GAAP and GAAP measures. As stock-based compensation impacts GAAP operating income (loss), net income (loss) and net income (loss) per share and is out of the Company's control and/or cannot be reasonably predicted, the Company is unable to provide such guidance. Accordingly, a reconciliation to GAAP operating income (loss), net income (loss) and net income (loss) per share is not available without unreasonable effort.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Yodlee's future financial or operating performance. Forward-looking statements in this press release include, but are not limited to, Yodlee's expectations regarding the business outlook and guidance for full fiscal year 2015 and third quarter 2015, including statements regarding its total revenue, non-GAAP operating income, non-GAAP net income (loss) and non-GAAP net income (loss) per share for the third quarter and full year 2015. Yodlee's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward looking statements. These risks include the possibility that: Yodlee's paid user base does not continue to grow; Yodlee is unable to secure new subscriptions and deployments of the Yodlee platform by new customers; existing customers fail to renew subscriptions or do not generate additional paid users and sources of revenue; Yodlee is unable to derive revenue from data analytics, market research services and/or revenue-sharing arrangements with partners who develop premium FinApps; and Yodlee experiences expenses that exceed its expectations. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in Yodlee's filings with the Securities and Exchange Commission ("SEC"). Yodlee's SEC filings are available on the Investor Relations section of the Company's website at http://ir.yodlee.com and on the SEC's website at www.sec.gov. The forward-looking statements in this press release are based on information available to Yodlee as of the date hereof, and Yodlee disclaims any obligation to update any forward-looking statements, except as required by law.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed transaction between Envestnet and Yodlee. In connection with the proposed transaction, Envestnet has filed a registration statement on Form S-4, containing a proxy statement of Yodlee with the SEC. The final proxy statement/prospectus has been delivered to the stockholders of Yodlee. This communication is not a substitute for the registration statement, definitive proxy statement/prospectus or any other documents that Envestnet or Yodlee may file with the SEC or send to stockholders in connection with the proposed transaction. STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Stockholders will be able to obtain copies of the proxy statement/prospectus and other documents filed with the SEC (when available) free of charge at the SEC's website, http://www.sec.gov. Copies of documents filed with the SEC by Envestnet are available free of charge on Envestnet's website at www.envestnet.com. Copies of documents filed with the SEC by Yodlee are available free of charge on Yodlee's website at www.yodlee.com.

Participants in Solicitation

Envestnet, Yodlee and their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of Envestnet is set forth in the proxy statement for Envestnet's 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 13, 2015, and Envestnet's Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 2, 2015. Information about the directors and executive officers of Yodlee is set forth in the proxy statement for Yodlee's 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 10, 2015, and Yodlee's Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 4, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the proxy statement/prospectus and other relevant materials filed with the SEC. You may obtain free copies of these documents as described above.

Yodlee, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenue:
Subscription	$ 25,262	$ 19,787	$ 69,400	$ 54,690
Professional services and other	3,305	3,366	9,731	9,530
Total revenue	28,567	23,153	79,131	64,220
Cost of revenue(1):
Subscription	7,813	6,728	22,514	18,127
Professional services and other	2,200	2,263	6,870	6,655
Total cost of revenue	10,013	8,991	29,384	24,782
Gross profit	18,554	14,162	49,747	39,438
Operating expenses(1):
Research and development	7,357	6,225	21,146	16,485
Sales and marketing	7,670	5,966	21,876	15,657
General and administrative	6,339	3,018	14,374	8,537
Total operating expenses	21,366	15,209	57,396	40,679
Operating income (loss)	(2,812)	(1,047)	(7,649)	(1,241)
Other income, net	161	(40)	509	47
Income (loss) before provision for income taxes	(2,651)	(1,087)	(7,140)	(1,194)
Provision for income taxes	564	532	1,662	1,374
Net loss	$ (3,215)	$ (1,619)	$ (8,802)	$ (2,568)
Net loss per share attributable to common stockholders:
Basic and diluted	$ (0.11)	$ (0.21)	$ (0.29)	$ (0.34)
Weighted average shares used to compute net loss per share attributable to common stockholders—basic and diluted	30,505	7,678	29,932	7,572

(1) Amounts include stock-based compensation expense as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Cost of revenue—subscription	$ 282	$ 249	$ 871	$ 348
Cost of revenue—professional services and other	163	142	441	206
Research and development	581	314	1,452	442
Sales and marketing	581	391	1,648	563
General and administrative	1,026	731	2,683	1187
Total stock-based compensation expense	$ 2,633	$ 1,827	$ 7,095	$ 2,746

Yodlee, Inc.
Condensed Consolidated Statements of Comprehensive Loss
(in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net loss	$ (3,215)	$ (1,619)	$ (8,802)	$ (2,568)
Other comprehensive income, net of taxes:
Foreign currency translation gain (loss)	(188)	(180)	(274)	(30)
Change in unrealized gain (loss) on foreign currency contracts designated as cash flow hedges	(223)	(283)	(165)	120
Total other comprehensive income (loss), net of taxes	(411)	(463)	(439)	90
Comprehensive loss	$ (3,626)	$ (2,082)	$ (9,241)	$ (2,478)

Yodlee, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par value)
(Unaudited)

	September 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$ 73,095	$ 73,520
Accounts receivable, net of allowance for doubtful accounts of $23 and $13 as of September 30, 2015 and December 31, 2014, respectively	16,921	12,229
Accounts receivable—related parties	1,496	3,066
Prepaid expenses and other current assets	6,877	4,425
Total current assets	98,389	93,240
Property and equipment, net	10,780	9,481
Restricted cash	146	146
Goodwill	3,068	3,068
Other assets	1,869	1,609
Total assets	$ 114,252	$ 107,544
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$ 4,667	$ 3,278
Accrued liabilities	4,103	2,628
Accrued compensation	8,165	8,927
Deferred revenue, current portion	8,052	6,959
Capital lease obligations, current portion	870	1,153
Total current liabilities	25,857	22,945
Deferred revenue, net of current portion	127	293
Capital lease obligations, net of current portion	666	1,243
Other long-term liabilities	4,114	2,986
Total liabilities	30,764	27,467
Stockholders' equity:
Common stock, $0.001 par value—150,000 shares authorized as of September 30, 2015 and December 31, 2014; 30,750 and 29,264 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	31	29
Preferred stock, $0.001 par value—5,000 shares authorized as of September 30, 2015, and December 31, 2014; none issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	—	—
Additional paid-in capital	451,925	439,275
Accumulated other comprehensive loss	(2,418)	(1,979)
Accumulated deficit	(366,050)	(357,248)
Total stockholders' equity	83,488	80,077
Total liabilities and stockholders' equity	$ 114,252	$ 107,544

Yodlee, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2015	2014
Cash flows from operating activities
Net loss	$ (8,802)	$ (2,568)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,605	2,621
Revaluation of warrant liabilities	—	149
Stock-based compensation expense	7,095	2,746
Changes in operating assets and liabilities:
Accounts receivable, net	(3,123)	(1,539)
Prepaid expenses and other assets	(3,032)	(2,153)
Accounts payable	919	999
Accrued liabilities and other long term liabilities	2,494	414
Accrued compensation	(701)	503
Deferred revenue	927	(614)
Net cash used in operating activities	(618)	558
Cash flows from investing activities
Purchases of property and equipment	(4,380)	(4,003)
Net cash used in investing activities	(4,380)	(4,003)
Cash flows from financing activities
Proceeds from bank borrowings	—	6,600
Principal payments on bank borrowings	—	(3,373)
Proceeds from issuance of common stock upon exercise of stock options	6,625	1,241
Tax payments related to stock-based award activities	(1,049)	—
Principal payments on capital lease obligations	(860)	(660)
Equity offering costs	(143)	(1,242)
Repurchase of common stock	—	(473)
Net cash provided by financing activities	4,573	2,093
Net decrease in cash and cash equivalents	(425)	(1,352)
Cash and cash equivalents—beginning of period	73,520	8,134
Cash and cash equivalents—end of period	$ 73,095	$ 6,782
Supplemental disclosures of cash flow information:
Cash paid for interest	$ 92	$ 454
Cash paid for income taxes	$ 1,204	$ 704
Supplemental disclosures of non-cash investing and financing information:
Property and equipment financed through capital lease	$ —	$ 1,804
Property and equipment purchased but not paid at period-end	$ 1,277	$ 106
Unpaid equity offering costs	$ —	$ 2,544

Yodlee, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Subscription and support	25,262	19,787	69,400	54,690
Professional services and other	3,305	3,366	9,731	9,530
Total Revenue	28,567	23,153	79,131	64,220

GAAP subscription gross profit	$ 17,449	$ 13,059	$ 46,886	$ 36,563
Add share-based compensation	282	249	871	348
Non-GAAP subscription gross profit	$ 17,731	$ 13,308	$ 47,757	$ 36,911
Non-GAAP subscription gross margin	70%	67%	69%	67%
GAAP subscription gross margin	69%	66%	68%	67%

GAAP professional services and other gross profit	$ 1,105	$ 1,103	$ 2,861	$ 2,875
Add share-based compensation	163	142	441	206
Non-GAAP professional services and other gross profit	$ 1,268	$ 1,245	$ 3,302	$ 3,081
Non-GAAP professional services and other gross margin	38%	37%	34%	32%
GAAP professional services and other gross margin	33%	33%	29%	30%

GAAP gross profit	$ 18,554	$ 14,162	$ 49,747	$ 39,438
Add share-based compensation	445	391	1,312	554
Non-GAAP gross profit	$ 18,999	$ 14,553	$ 51,059	$ 39,992
Non-GAAP gross margin	67%	63%	65%	62%
GAAP gross margin	65%	61%	63%	61%

GAAP sales and marketing	$ 7,670	$ 5,966	$ 21,876	$ 15,657
Less share-based compensation	(581)	(391)	(1,648)	(563)
Non-GAAP sales and marketing	$ 7,089	$ 5,575	$ 20,228	$ 15,094
Non-GAAP sales and marketing as percentage of revenue	25%	24%	26%	24%
GAAP sales and marketing as percentage of revenue	27%	26%	28%	24%

GAAP research and development	$ 7,357	$ 6,225	$ 21,146	$ 16,485
Less share-based compensation	(581)	(314)	(1,452)	(442)
Non-GAAP research and development	$ 6,776	$ 5,911	$ 19,694	$ 16,043
Non-GAAP research and development as percentage of revenue	24%	26%	25%	25%
GAAP research and development as percentage of revenue	26%	27%	27%	26%

GAAP general and administrative	$ 6,339	$ 3,018	$ 14,374	$ 8,537
Less share-based compensation	(1,026)	(731)	(2,683)	(1,187)
Less IP patent litigation costs	(299)	—	(557)	—
Less merger and acquisition related costs	(1,882)	—	(1,882)	—
Non-GAAP general and administrative	$ 3,132	$ 2,287	$ 9,252	$ 7,350
Non-GAAP general and administrative as percentage of revenue	11%	10%	12%	11%
GAAP general and administrative as percentage of revenue	22%	13%	18%	13%

GAAP operating income (loss)	$ (2,812)	$ (1,047)	$ (7,649)	$ (1,241)
Add share-based compensation	2,633	1,827	7,095	2,746
Add IP patent litigation costs	299	—	557	—
Add merger and acquisition related costs	1,882	—	1,882	—
Non-GAAP operating income (loss)	$ 2,002	$ 780	$ 1,885	$ 1,505
Non-GAAP operating margin	7%	3%	2%	2%
GAAP operating margin	-10%	-5%	-10%	-2%

GAAP net income (loss)	$ (3,215)	$ (1,619)	$ (8,802)	$ (2,568)
Add share-based compensation	2,633	1,827	7,095	2,746
Add IP patent litigation costs	299	—	557	—
Add merger and acquisition related costs	1,882	—	1,882	—
Non-GAAP net income (loss)	$ 1,599	$ 208	$ 732	$ 178
Non-GAAP net income (loss) per share	$ 0.05	$ 0.01	$ 0.02	$ 0.01

Weighted average shares used in computing GAAP loss per share attributable to common stockholders	30,505	7,678	29,932	7,572
Additional weighted average shares assuming:
Conversion of preferred shares at the beginning of the period	--	14,445	--	14,445
Shares issued in the initial public offering at the beginning of the period	--	6,250	--	6,250
Shares issued upon the exercise of underwriter's option to purchase the Company's common stock at the beginning of the period	--	761	--	761
Dilutive impact of stock options	1,543	1,784	1,674	1,895
Dilutive impact of restricted stock units	955	--	777	--
Dilutive impact of stock warrants	--	53	--	53
Shares used in computing non-GAAP loss per share	33,003	30,971	32,383	30,976

The following table provides a reconciliation of net income (loss) to adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net loss	$ (3,215)	$ (1,619)	$ (8,802)	$ (2,568)
Provision for income taxes	564	532	1,662	1,374
Other income, net	(161)	40	(509)	(47)
Depreciation and amortization	1,350	1,051	3,605	2,621
Stock-based compensation	2,633	1,827	7,095	2,746
Merger and acquisition related costs	1,882	—	1,882	—
IP patent litigation costs	299	—	557	—
Adjusted EBITDA	$ 3,352	$ 1,831	$ 5,490	$ 4,126

In addition to adjusted EBITDA, we regularly review the key metrics set forth below as we evaluate our business.

	September 30,
	2015	2014
Paid users (in thousands)	21,325	17,403
Average revenue per paid user	$ 4.64	$ 4.60
CONTACT: Media Contact:
         David Lee
         Chief Marketing Officer
         DLee@yodlee.com
         1-650-980-3649

         Investor Contact:
         Sheila B. Ennis ICR, Inc.
         IR@yodlee.com
         1-650-980-3661